Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of our report dated May 14, 2024, relating to the financial statements of Insight Acquisition Corp., which includes explanatory paragraphs relating to tax withdrawals from the trust account, the correction of certain misstatements related to the audited financial statements and Insight Acquisition Corp.’s ability to continue as a going concern, as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 3, 2024